To Our Dealer Partner, With the ups and downs of today’s market, it’s great to find an investment offering competitive interest rates and easy access to your funds. Which is why we’d like to share an investment opportunity with you – Ford Interest Advantage. Ford Interest Advantage is a direct investment with Ford Credit. As a complement to your current portfolio, Ford Interest Advantage of_fers these beneﬁts: If you’re already a Ford Interest Advantage investor, thank you. If not, enrolling is easy, and investments start at just $1,000. How to start your investment Af_ter you’ve read the enclosed prospectus, please complete, sign and mail your enrollment form in the prepaid envelope. You can also call 1-800-462-2614 to request additional enrollment packages, or if you have any questions regarding Ford Interest Advantage. We hope you enjoy your time in Las Vegas at the 2014 Ford Dealer Meeting! Sincerely, Josh D. Schave Manager, Ford Interest Advantage An investment opportunity for you Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are of_fered only in the United States. This does not constitute an of_fer to sell or a solicitation to invest in the Notes in any jurisdiction in which such of_fer or solicitation is not authorized, or to any person to whom it is unlawful to make such of_fer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has ﬁled a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the of_fering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has ﬁled with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. *Text and data rates may apply. F O R D I N T E R E S T A DVA N TAG E Visit fordcredit.com/FIA or call 1-800-462-2614 to learn more. Rates as of 8/25/14:1.05% Over $50,000 1.00% 0.95% $15,000 to $50,000 Under $15,000 Unlimited checking and free online transfers Convenient online management, eStatements and alerts On-the-go investments with our mobile app* Investments that are redeemable by you at any time Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-194069